RAYMOND JAMES

George Longo
Managing Director
Project Finance Group

March 17, 2014

Mr. Jeremy P. Feakins
Chairman & CEO
Ocean Thermal Energy Corporation
800 South Queen Street
Lancaster, PA 17603-5818

Re: OTE-BM, Ltd. Project Financing

Dear Mr. Feakins,

Pursuant to both the Agreement, dated April 1, 2011 and subsequent amendment dated November 1, 2013, Ocean Thermal Energy Corporation, its affiliates, subsidiaries and/or successors, (“OTEC”) engaged Raymond James & Associates, Inc. (“Raymond James”) to act as its Project Advisor and Sole Debt Placement Agent with respect to the Project, as defined in the Agreement. Since that time, we have drafted numerous project related marketing documents; reviewed materials provided by OTEC; researched the background of related parties; and attended numerous calls and meetings.

In late 2013, Raymond James arranged numerous presentations to potential senior debt lenders for the Project and representatives of OTEC and DCO Energy accompanied Raymond James at their banking office in New York City. Following significant interest arising from those presentations, OTEC selected a large European Bank as its primary prospective lender for the Project and executed a mandate letter with such lender.

We remain confident, subject to market conditions at the time of sale and final approval from the appropriate credit committee of Raymond James, that OTE will have sufficient access to capital for the OTE BM Ltd. Project through the efforts of Raymond James Project Finance and Private Placement Groups.

We look forward to our continuing relationship with Ocean Thermal Energy Corporation and its affiliates.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

By: /s/ George Longo